ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

QUARTERS ENDED MARCH 31                                     2000            1999
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BASIC EARNINGS PER SHARE:

Net Income .....................................    $  1,210,000    $    194,000
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Weighted Average Shares Outstanding ............       3,801,969       3,937,371
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Basic Earnings Per Share .......................           $ .32           $ .05
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DILUTED EARNINGS PER SHARE:

Net Income .....................................    $  1,210,000    $    194,000
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Weighted Average and Dilutive Shares:
  Weighted average shares outstanding ..........       3,801,969       3,937,371
  Dilutive shares ..............................         193,087              --
                                                    ------------    ------------
                                                       3,995,056       3,937,371
                                                    ============    ============

Diluted Earnings Per Share .....................           $ .30           $ .05
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